FORM OF GLOBAL NOTE

[FACE OF NOTE]

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK LIMITED PURPOSE TRUST COMPANY (“DTC”), TO THE ISSUER NAMED HEREIN (THE “COMPANY”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE IN WHOLE SHALL BE LIMITED TO TRANSFERS TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY AND TRANSFERS OF THIS GLOBAL NOTE IN PART SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE AND REFERRED TO ON THE REVERSE HEREOF.

EMBRAER OVERSEAS LIMITED

US$[_]

5.696% Guaranteed Notes due 2023

CERTIFICATED NOTE
Representing US$
5.696% Guaranteed Notes due 2023
Guaranteed by
Embraer S.A.

No. X-1

CUSIP No. [_]	Principal Amount
ISIN No. [_]	US$

EMBRAER OVERSEAS LIMITED, a company with limited liability organized under the laws of the Cayman Islands (the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to ____________, or registered assigns, US$___________, on September 16, 2023 (the “Principal Payment Date”), upon presentment and surrender of this Note, or on such other date or dates as the then relevant principal sum may become payable in accordance with the provisions hereof and in the Indenture.

Interest on the outstanding principal amount shall be borne at the rate of 5.696% per annum payable semiannually in arrears on each March 16 and September 16 (each such date an “Interest Payment Date”), commencing on September 16, 2014, until payment of said principal amount has been made or duly provided for in full together with such other amounts as may be payable, all subject to and in accordance with the terms and conditions set forth herein and in the Indenture.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication herein has been executed by the Trustee or Authenticating Agent by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: __, 2014	EMBRAER OVERSEAS LIMITED

By: Name: Title:

By: Name: Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

This is one of the Notes
referred to in the within
mentioned Indenture.

THE BANK OF NEW YORK MELLON
as Trustee

By:
            Authorized Officer

[FORM OF REVERSE SIDE OF NOTE]

5.696% Guaranteed Notes due 2023

TERMS AND CONDITIONS OF THE NOTES

This Note is one of a duly authorized issue of 5.696% Guaranteed Notes Due 2023 of the Company guaranteed by the Guarantor. The Notes constitute senior unsecured obligations of the Company, initially in an aggregate principal amount of US$[_], and mature at 100% of the principal amount on September 16, 2023.

1.         Indenture.

The Notes are, and shall be, issued under an Indenture, dated as of September 16, 2013 (the “Indenture”), among Embraer Overseas Limited, Embraer S.A. and The Bank of New York Mellon, as Trustee, Registrar, Transfer Agent and Principal Paying Agent (the “Trustee”). The terms of the Notes include those stated in the Indenture. The Holders of the Notes shall be entitled to the benefit of, be bound by and be deemed to have notice of, all provisions of the Indenture. Reference is hereby made to the Indenture and all supplemental indentures thereto for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Notes and the terms upon which the Notes, are, and are to be, authenticated and delivered. All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture. Copies of the Indenture and each Global Note shall be available for inspection at the offices of the Trustee and each Paying Agent.

The Company may from time to time, without the consent of the Holders of the Notes, create and issue Additional Notes having the same terms and conditions as the Notes in all respects, except for issue date, issue price, the payment of interest accruing prior to the issue date thereof and the first payment of interest thereon after the issue date thereof. Additional Notes issued in this manner shall be consolidated with and shall form a single series with the previously outstanding Notes.

The Note is one of the Exchange Notes referred to in the Indenture. The Notes include the Initial Notes issued on the Issue Date, any Additional Notes issued in accordance with Section 2.14 of the Indenture and any Exchange Notes issued in exchange for the Initial Notes or Additional Notes pursuant to the Indenture and the Registration Rights Agreement. The Initial Notes, any Additional Notes and the Exchange Notes are treated as a single class of securities under the Indenture.

The Indenture imposes certain limitations on the creation of Liens by the Guarantor and the Company and consolidation, merger and certain other transactions involving the Guarantor. In addition, the Indenture requires the maintenance of insurance for the Guarantor and its Subsidiaries, the maintenance of the existence of the Guarantor and its Subsidiaries, the payment of certain taxes and claims and reporting requirements applicable to the Guarantor.

2.         Guarantee.

The Guarantor shall unconditionally guarantee, on a senior unsecured basis, the Company’s payment obligations under the Notes and the Indenture. The obligations of the Guarantor under the Guarantee shall rank:

(i)         equal in right of payment to all other existing and future senior unsecured debt of the Guarantor subject to statutory preferences under applicable law, including labor and tax claims; and

(ii)        senior in right of payment to the Guarantor’s subordinated debt. A Guarantee of the Guarantor is annexed to this Note.

3.         Interest.

The Notes bear interest at the rate per annum shown above from September 16, 2013 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or provided for, payable semiannually in arrears on March 16 and September 16 of each year (each such date, an “Interest Payment Date”), commencing on September 16, 2014. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

4.         Principal.

Unless previously redeemed or purchased and cancelled, the Notes shall be redeemed at 100% of the principal amount thereon on September 16, 2023.

5.         Method of Payment.

Principal of, and interest on, and any Additional Amounts due in respect of, this Note shall be payable at the Corporate Trust Office, at the offices of the Trustee and, subject to any fiscal or other laws and regulations applicable thereto, at the specified offices of any other Paying Agent appointed by the Company.

Payments of interest and any Additional Amounts due in respect of each Note shall be made on each Interest Payment Date by the Paying Agents to the Person in whose name such Note is registered as shown on the Register at the close of business on March 1 and September 1 as the case may be (each, a “Record Date”), next preceding such Interest Payment Date.

Payments in respect of each Note shall be made by U.S. Dollar check drawn on a bank in New York City and may be mailed to the Holder of such Note at its address appearing in the Register. Upon written application by the Holder to the specified office of any Paying Agent not less than 10 days before the due date for any payment in respect of a Note, such payment may be made by wire transfer to a U.S. Dollar account maintained by the payee with a bank in New York City. Notwithstanding the foregoing, payments in respect of Notes registered in the name of DTC or its nominee shall be effected in accordance with the Applicable Procedures.

The Company and the Guarantor shall make all payments on this Note exclusively in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debt. Except as provided in Section 2.8 of the Indenture, no fees or expenses shall be charged to the Holders in respect of such payments.

If the Payment Date in respect of any Note is not a business day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding business day at such place and shall not be entitled to any further interest or other payment in respect of any such delay.

If the amount of principal or interest and any Additional Amounts due on the Notes is not paid in full, the Registrar shall annotate the Register with a record of the amount of principal or interest and any Additional Amounts due with respect thereto, in fact paid, if any.

6.         Registrar, Paying Agent and Transfer Agent.

The Trustee shall act as Registrar and Transfer Agent. The Bank of New York Mellon shall act as Principal Paying Agent of the Notes. The Company may appoint and change any Registrar, Paying Agent or Transfer Agent without notice.

7.         Additional Amounts.

All payments by the Company or the Guarantor in respect of the Notes or the Guarantee, as the case may be, including, without limitation, Additional Interest, if any, shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil or the Cayman Islands or a successor jurisdiction or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event, the Company or the Guarantor (as guarantor of the Notes), as applicable, shall make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay to each Holder such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amounts receivable by the Holders (including Additional Amounts) after such withholding or deduction shall equal the respective amounts of principal of, or premium, if any, or interest which would have been receivable in respect of the Notes in the absence of such withholding or deduction.

(a)        Notwithstanding the foregoing, neither the Company nor the Guarantor will have to pay Additional Amounts:

(i)         to, or to a third party on behalf of, a Holder who is liable for such taxes, duties, assessments or governmental charges in respect of such Note by reason of such Holder or the beneficial owner having some connection with Brazil or the Cayman Islands other than the mere holding of the Note and the receipt of payments with respect to the Note;

(ii)        in respect of Notes surrendered (if surrender is required) more than 30 days after the Relevant Date except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on surrender of such Note for payment on the last day of such period of 30 days;

(iii)       where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

(iv)       to, or to a third party on behalf of, a Holder who is liable for such taxes, duties, assessments or other governmental charges by reason of the failure of such Holder or the beneficial owner to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Brazil, the Cayman Islands or a successor jurisdiction or applicable political subdivision or authority thereof or therein having power to tax, of such Holder or the beneficial owner, if compliance is required by such jurisdiction, or any political subdivision or authority thereof or therein having power to tax, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company or the Guarantor, as applicable, has given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification or other requirement;

(v)        in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

(vi)       in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of, or premium, if any, or interest (including Additional Interest, if any) on the Note or by direct payment by the Company or the Guarantor in respect of claims made against the Company or the Guarantor;

(vii)      any combination of the above.

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which notice is given to the Holders that the full amount is so received by the Trustee. The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither the Company nor the Guarantor shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that Additional Amounts actually paid with respect to the Notes described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company or the Guarantor, as the case may be.

The Company or the Guarantor, as the case may be, shall also pay any present or future stamp, court, issue, registration or documentary taxes or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from execution, delivery, registration or making of payments or enforcement in respect of the Notes and the Guarantee, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of Brazil or the Cayman Islands other than those resulting from, or required to be paid in connection with, the enforcement of the Notes and the Guarantee following the occurrence of any Default or Event of Default.

No Additional Amounts shall be paid with respect to a payment on any Note or the Guarantee to a Holder that is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or beneficial owner would not have been entitled to receive payment of the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Note.

The Company or the Guarantor shall provide the Trustee with the official acknowledgment of the relevant taxing authority (or, if such acknowledgement is not available, a certified copy thereof, or other available documentation) evidencing any payment of taxes in respect of which the Company or the Guarantor has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders or beneficial owners of the Notes or the Paying Agents, as applicable, upon request therefor.

8.         Open Market Purchases.

The Company, the Guarantor or any of their Affiliates may at any time purchase Notes in the open market or otherwise at any agreed upon price. Any Notes may be cancelled or resold at the option of the Company, but shall only be resold in accordance with applicable securities and other laws.

9.         Redemption.

(a)        Except as described in Section 3.1 of the Indenture and this Paragraph 10, the Notes may not be redeemed prior to September 16, 2023.

(b)        The Notes shall be redeemable, at the option of the Company, in whole, but not in part, upon giving not less than 30 nor more than 60 days’ notice to the Holders, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued interest (including Additional Interest, if any) and any Additional Amounts due with respect thereto, to the Redemption Date, where as a result of a change in, or amendment occurring after August 28, 2013 to, the laws of the Cayman Islands or Brazil or any political subdivision or taxing authority thereof or therein (or rules and regulations thereunder or the official interpretation, administration or application thereof), the Company or the Guarantor would be required to pay Additional Amounts in excess of those attributable to Cayman Islands or Brazilian withholding tax on the basis of a statutory rate of 15%. No such notice of redemption shall be given earlier than 60 calendar days prior to the earliest date on which the Company or the Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of such Notes were then due.

Prior to the publication or mailing of any notice of redemption pursuant to the preceding paragraph, the Company shall deliver to the Trustee an Officers’ Certificate to the effect that the obligation of the Company or the Guarantor, as the case may be, to pay Additional Amounts cannot be avoided by the Company or the Guarantor taking reasonable measures available to it. The Company shall also deliver an Opinion of Counsel that is independent of the Company stating that the Company or the Guarantor, as the case may be, would be obligated to pay Additional Amounts due to the changes in tax laws or regulations. The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth above, in which event it shall be conclusive and binding on the Holders.

(c)        The Notes shall be redeemable, at the option of the Company, in whole or in part, upon giving not less than 30 nor more than 60 days’ notice to the Holders (which notice shall be irrevocable), at a Redemption Price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus 50 basis points (the “Make-Whole Amount”), plus in each case accrued interest on, and any Additional Amounts due with respect to, the Notes to the Redemption Date.

If less than all the Notes are to be redeemed at any time pursuant to this Section 3(c), the particular Notes to be redeemed shall be selected not more than 45 days prior to the Redemption Date by the Trustee, from the outstanding Notes not previously called for redemption, in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate (and in such manner as complies with applicable legal requirements) and which may provide for the selection for redemption of portions of the principal of the Notes; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than US$2,000. The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the method it has chosen for the selection of Notes and the principal amount thereof to be redeemed.

Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder thereof (at the Company’s expense) a new Note, equal in a principal amount to the unredeemed portion of the Note surrendered; provided  that each new Note shall be in a Principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof.

(d)       In the case of redemption of Notes pursuant to this Paragraph 10, notice of redemption shall be mailed at least 30 calendar days but not more than 60 calendar days before the redemption date to each Holder of any Note to be redeemed by first-class mail its registered address.

10.       Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

A Holder may transfer or exchange Notes in accordance with the Indenture. The Trustee or Transfer Agent, as the case may be, may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

The Trustee or Transfer Agent, as the case may be, need not register the transfer or exchange of any Notes selected for redemption or any Notes for a period of 15 days before a selection of Notes to be redeemed or before an Interest Payment Date.

11.       Persons Deemed Owners.

The registered Holder of this Note may be treated as the owner thereof for all purposes.

12.       Unclaimed Money.

Subject to applicable abandoned property law, the Trustee and the Paying Agents shall pay to the Company upon request any monies held by them for the payment of principal or interest on, and any Additional Amounts due with respect to, the Notes that remains unclaimed for two years, and thereafter, Holders entitled to such monies must look to the Company for payment as general creditors.

13.       Defeasance.

Subject to the terms of the Indenture, the Company or the Guarantor, as the case may be, at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company or the Guarantor, as the case may be, irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal and interest on all the Notes to redemption or Maturity, as the case may be. In the case of legal defense, the Guarantee shall terminate and be of no further force or effect.

15.       Amendment; Waiver.

Subject to certain exceptions set forth in the Indenture, the Indenture or the Notes may be amended or supplemented without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any past Default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. However, subject to certain exceptions set forth in the Indenture, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things:

(i)         change the Stated Maturity for any principal or interest of any Note;

(ii)        reduce the principal amount, the interest rate, the redemption price for any Note or the principal amount that would be due and payable upon acceleration;

(iii)       change the obligation to pay Additional Amounts;

(iv)       change the currency for payment of principal of, or interest (including Additional Interest, if any) on, and any Additional Amounts due in respect of, any Note;

(v)        change the place of any payment of any Note;

(vi)       impair the right to institute suit for the enforcement of any payment on or with respect to any Note;

(vii)      change the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any Note;

(viii)     amend or modify any provisions of the Guarantee in a manner that would materially and adversely affect the Holders; or

(ix)       make any change in the sections of this Indenture relating to supplemental indentures, waiver with the consent of Holders or waiver of past defaults, except to increase the percentage of Holders required to make a modification or waiver or to provide that certain other provisions of this cannot be modified or waived without the approval of each Holder.

The Company and the Trustee may, without the consent of any Holder of the Notes, amend the Indenture or the Notes:

(i)         cure any ambiguity, omission, defect or inconsistency; provided that such amendment or supplement does not adversely affect the rights of any Holder;

(ii)        to evidence the succession of another Person to the Company or the Guarantor and the assumption by any such successor of the covenants of the Company or the Guarantor herein and in the Notes;

(iii)       add additional guarantees or any collateral with respect to the Notes;

(iv)       add to the covenants of the Company or the Guarantor for the benefit of the Holders;

(v)        to surrender any right herein conferred upon the Company or the Guarantor;

(vi)       to evidence and provide for the acceptance of an appointment by a successor Trustee;

(vii)      to comply with any requirements of the SEC in connection with any qualification of the Indenture under the Trust Indenture Act;

(viii)     to provide for the issuance of Additional Notes; or

(ix)       to make any other change that does not materially and adversely affect the rights of any Holder;

provided that, in such case, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate, each stating that such amendment, waiver or supplement complies with the provisions of Section 9.1 of the Indenture.

16.       Defaults and Remedies.

An “Event of Default” occurs if:

(i)         The Company or the Guarantor defaults in any payment of interest (including any Additional Interest, if any) on, and any Additional Amounts due with respect to, any Note when the same becomes due and payable, and such Default continues for a period of 30 calendar days;

(ii)        The Company or the Guarantor defaults in the payment of the principal (including premium, if any, and any Additional Amounts) of any Note when the same becomes due and payable at its Stated Maturity, upon redemption, upon declaration or otherwise;

(iii)       The Company or the Guarantor fails to comply with any of its covenants or agreements in the Notes or this Indenture (other than those referred to in clauses (i) and (ii) above), and such failure continues for 60 calendar days after the notice specified below;

(iv)       The maturity of any Indebtedness of the Company, the Guarantor or any Significant Subsidiary in a total aggregate principal amount of US$50,000,000 (or the equivalent thereof at the time of determination) or more is accelerated in accordance with the terms of such Indebtedness, or the failure by the Company, the Guarantor or any Significant Subsidiary to make payment at maturity of such Indebtedness (after giving effect to any grace period provided in the terms of such Indebtedness), it being understood that prepayment or redemption by the Company, the Guarantor or any Significant Subsidiary of any Indebtedness is not an acceleration for this purpose;

(v)        One or more final judgments or decrees for the payment of money in excess of US$50,000,000 (or the equivalent thereof at the time of determination) in the aggregate are rendered against the Company, the Guarantor or any Significant Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (a) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 30 days following commencement of such enforcement proceedings or (b) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

(vi)       An Illegality Event shall have occurred and be continuing;

(vii)      A final judgment or judgments (not subject to appeal) determines the guarantees of the Notes to be unenforceable or invalid, such guarantees cease for any reason to be valid and binding or enforceable against the Guarantor, or any person acting on its behalf denies or disaffirms its obligations under such guarantees; or

(viii)     certain events of bankruptcy, reorganization or insolvency of the Company, the Guarantor or any Significant Subsidiary as set forth in the Indenture.

A Default under clause (iii) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes notify the Guarantor of the Default and the Guarantor does not cure, or cause to be cured such Default within the time specified after receipt of such notice.

For purposed of the cross-acceleration provision described in (iv), above, “Indebtedness” will not include any payment made by the Guarantor on behalf of an Affiliate, upon any Indebtedness of such Affiliate becoming immediately due and payable as a result of a default by such Affiliate, pursuant to a guarantee or similar instrument provided by the Guarantor in connection with such Indebtedness, provided that such payment made by the Guarantor is made within five business days of notice being provided to the Guarantor that payment is due under such guarantee or similar instrument.

The Trustee is not to be charged with knowledge of any Default or Event of Default or knowledge of any cure of any Default or Event of Default unless written notice of such Default or Event of Default has been given to authorized officer or agent of the Trustee with direct responsibility for the Indenture by the Guarantor, the Company or any Holder.

If an Event of Default (other than an Event of Default specified in clause (vii) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare all unpaid principal of and accrued interest on, and any Additional Amounts due with respect to, all Notes to be due and payable immediately, by a notice in writing to the Company or the Guarantor (and to the Trustee if the notice is given by the Holders) stating that such notice is an “acceleration notice,” and upon any such declaration such amounts shall become due and payable immediately. If an Event of Default specified in clause (vii) above occurs and is continuing, then the principal of, and accrued interest on, and any Additional Amounts due with respect to, all Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee indemnity reasonably satisfactory to it. Subject to such provision for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, the Holders of a majority in principal amount of the Notes by written notice to the Company and the Trustee may rescind or annul a declaration of acceleration if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on Outstanding Notes, all unpaid principal of the Notes that has become due otherwise than by such declaration of acceleration, interest on such overdue interest as provided in the Indenture, any Additional Amounts due with respect to the Notes and all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and (ii) all Events of Default have been cured or waived except nonpayment of principal that has become due solely because of acceleration.

No such rescission shall affect any subsequent Default or Event of Default or impair any right consequent thereto.

17.       Trustee Dealings with the Company or the Guarantor.

Subject to certain limitations imposed by the Indenture, the Trustee in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or the Guarantor or their respective Affiliates and may otherwise deal with the Company or the Guarantor or their respective Affiliates with the same rights it would have if it were not Trustee.

18.       Governing Law.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

19.       No Recourse Against Others.

No director, officer, employee or shareholder, as such, of the Company or the Trustee shall have any liability for any obligations of the Company under the Notes or any obligations of the Company or the Trustee under the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

20.       CUSIP and ISIN Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP or ISIN numbers, as applicable, to be printed on the Notes and has directed the Trustee to use CUSIP or ISIN numbers, as applicable, in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture, which includes the form of this Note. Requests may be made to:

EMBRAER OVERSEAS LIMITED
c/o Embraer S.A.
Avenida Brigadeiro Faria Lima, 2.170
12.227-901 São José dos Campos, São Paulo
Brazil

Attention: José Antonio de Almeida Filippo, Executive Vice President—Chief
Financial and Investor Relations Officer
Telephone: 55 12 3927 4404
Telecopy: 55 12 3927 4404

EMBRAER S.A.
Embraer S.A.
Avenida Brigadeiro Faria Lima, 2.170
12.227-901 São José dos Campos, São Paulo
Brazil
Attention: José Antonio de Almeida Filippo, Executive Vice President—Chief
Financial and Investor Relations Officer
Telephone: 55 12 3927 4404
Telecopy: 55 12 3927 4404

21.       Consent to Jurisdiction; Waiver of Immunities.

Pursuant to the provisions of the Indenture, each of the Company and the Guarantor has irrevocably (1) submitted to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan in New York City with respect to actions brought against it as a defendant in respect of any suit, action or proceeding or arbitral award arising out of or relating to the Indenture, this Note or the Guarantee annexed to this Note, or any transaction contemplated hereby or thereby (a “Proceeding”), (2) accepted for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts, (3) waived, to the fullest extent it may do so under applicable law, trial by jury and any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in any such court and any claim that any such Proceeding brought in any such court has been brought in an inconvenient forum, and (4) appointed National Registered Agent, Inc., with an office at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as its authorized agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any Proceeding.